Exhibit 99.3

Board of Directors

Nikko Cordial Corporation

6-5, Nihonbashi Kabuto-cho

Chuo-ku, Tokyo 103-8225

Japan

Re: Registration Statement on Form S-4 of Citigroup Inc.

Dear Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter as an annex to, and to the references thereto under the captions “Questions and Answers About the Share Exchange,” “Summary,” “Cautionary Statement Concerning Forward-looking Statements,” “Risk Factors” and “The Share Exchange,” in the prospectus in connection with the proposed share exchange involving Nikko Cordial Corporation and Citigroup Inc., which prospectus is a part of the Registration Statement on Form S-4 of Citigroup, Inc. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

GCA Corporation

/s/ AKIHIRO WATANABE
Akihiro Watanabe
Partner

October 9, 2007